Exhibit 99.1

Acquisition of Top Image Systems by Kofax Closes

TEL AVIV, Israel and PLANO, Texas, May 6, 2019 (GLOBE NEWSWIRE) -- Top Image Systems Ltd. (the “Company” or “Top Image Systems”) (Nasdaq:TISA) announced today the closing of its acquisition by Kofax, a leading supplier of Intelligent Automation software to automate and digitally transform end-to-end processes, and a portfolio company of Thoma Bravo, a leading private equity investment firm.

Under the terms of the agreement, Top Image Systems’ shareholders will receive merger consideration in the amount of $0.86 in cash for each share of Top Image Systems ordinary stock they hold (without interest and subject to any applicable withholding taxes or other amounts required to be withheld therefrom under applicable law). American Stock Transfer & Trust Company has been appointed as paying agent in connection with the merger and will be mailing a letter of transmittal to all Top Image Systems shareholders of record within two business days. The letter of transmittal will instruct shareholders on how to surrender their shares of Top Image Systems ordinary shares in exchange for the merger consideration.

The transaction was announced on February 4, 2019 and received approval from Top Image Systems shareholders on April 4, 2019. As a result of the completion of the transaction, shares of Top Image Systems ordinary stock were removed from listing on the NASDAQ Stock Exchange (“NASADAQ”), with trading in Top Image Systems shares suspended prior to the opening of business today.

About Top Image Systems

Top Image Systems™ (TIS™) Ltd. is a global innovator of on-premise and cloud-based applications that optimize content-driven business processes such as procure to pay operations, remittance processing, integrated receivables, customer response management and more. Whether originating from mobile, electronic, paper or other sources, TIS solutions automatically capture, process and deliver content across enterprise applications, transforming information entering an organization into useful and accessible electronic data, delivering it directly and efficiently to the relevant business system or person for action with as little manual handling as possible. TIS’ solutions are marketed in more than 40 countries through a multi-tier network of distributors, system integrators, value-added resellers and strategic partners. Visit the company's website at https://www.topimagesystems.com/ for more information.

TIS Investors Contact:
James Carbonara, Regional Vice President, Hayden IR
 james@haydenir.com + 1 646 755 7412